Exhibit 99.1

NEWS RELEASE Contact: Investors: Barry Sievert Investor Relations (214) 303-3438 Media: Marguerite Copel Corporate Communications (214) 721-1273

DEAN FOODS COMPANY RETURNS TO GROWTH IN THE SECOND QUARTER
Adjusted Diluted Earnings Per Share Improve 10% to $0.33
DSD Dairy Operating Income up 9% over Year Ago Period
Consolidated Adjusted Operating Income Increases 3%
     DALLAS, August 6, 2008 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.31 per diluted share from continuing operations for the quarter ended June 30, 2008, compared with $0.21 per diluted share from continuing operations in the second quarter of 2007. Net income from continuing operations for the second quarter totaled $48.9 million, compared with $28.2 million in the prior year’s second quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.33, compared to $0.30 in the prior year’s second quarter. Adjusted net income from continuing operations for the second quarter was $52.0 million, compared to adjusted net income from continuing operations of $41.6 million in the second quarter of 2007. The increase in adjusted net income and earnings per share is primarily related to the improved performance in the DSD Dairy Segment, and lower interest expense versus the year ago period, offset in the earnings per share calculation by increased diluted shares outstanding.
     “Overall, the business is executing well in this unprecedented inflationary environment and our near term results reflect the consistent improvement we’ve made since the third quarter of last year. I’m pleased that we have returned to growth in the second quarter.” commented Gregg Engles, Chairman and Chief Executive Officer. “While challenges remain at WhiteWave-Morningstar related to Horizon Organic®, we are encouraged by DSD Dairy segment operating income that was 9% above the second quarter of 2007, consolidated adjusted operating income that was 3% better than last year, and adjusted diluted earnings per share that were 10% above year ago levels.”

Summary of Dean Foods Second Quarter 2008 Segment and Operating Results

(in millions, except EPS)

	Value	% Change from Q207

DSD Dairy:
Fluid Milk Volume	N/A	1.1%
Operating Income	$154.3	9%
WhiteWave — Morningstar:
Net Sales	$652.3	10%
Operating Income	$49.3	-12%
Consolidated Adjusted Operating Income:	$162.4	3%
Adjusted Diluted Earnings per Share:	$0.33	10%
DEAN FOODS CONSOLIDATED
     Net sales for the second quarter totaled $3.1 billion, an increase of 9% from net sales in the second quarter of 2007. Net sales increased in the quarter primarily due to the pass-through of higher dairy commodity costs and volume growth in DSD Dairy and continued strong sales growth at WhiteWave-Morningstar.
     Consolidated operating income in the second quarter totaled $157.2 million, an increase of 2% from $153.6 million in the second quarter of 2007. Adjusted second quarter consolidated operating income totaled $162.4 million, an increase of 3% from $157.4 million in the second quarter of 2007.
DSD DAIRY
     DSD Dairy net sales for the second quarter were $2.5 billion, a 9% increase from $2.3 billion in net sales for the second quarter of 2007. The sales increase in the quarter was due primarily to the pass-through of higher overall dairy commodity costs to customers and higher sales volumes. The second quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $17.80 per hundred-weight, 10% above the same period in 2007 and 7% lower than the first quarter of 2008. Class II butterfat prices averaged $1.55 per pound in the second quarter, down slightly from the same period a year ago and 16% higher than the first quarter of 2008.

     DSD Dairy operating income in the second quarter was $154.3 million, 9% above the $141.2 million reported in the second quarter of 2007. DSD Dairy results benefitted from tight cost controls across the business including the continued benefits from the reduction in workforce completed in the fourth quarter of 2007, increased proceeds from excess cream sales, and disciplined pricing execution to offset commodity volatility.
WHITEWAVE — MORNINGSTAR
     The WhiteWave-Morningstar segment reported second quarter net sales of $652.3 million, 10% higher than second quarter 2007 net sales of $590.9 million. Sales of Morningstar’s private label and foodservice cultured and creamer products increased 7% over the second quarter of 2007 to $284.2 million behind solid growth in ice cream mix and yogurt sales. The WhiteWave branded portfolio of products increased sales 13% over the prior year period to $368.2 million. Net sales of Horizon Organic milk increased nearly 30% due to continued strong volume growth and increased pricing. Silk® net sales increased in the low double digits, driven by continued distribution gains and the strength of the Silk Plus Omega-3 DHA product. International Delight® and LAND O’LAKES® creamers increased sales in the high single digits over the same period last year.
     Segment operating income in the second quarter for WhiteWave-Morningstar was $49.3 million, compared to $55.8 million in the second quarter of 2007. Segment operating margins were 7.6%, compared to 9.5% in the second quarter of 2007. Segment operating income in the quarter continued to be adversely affected by challenges in the Horizon Organic brand where price increases were offset by higher milk and other commodity costs. Other items impacting WhiteWave-Morningstar operating income included higher administrative costs and increased marketing spending in the quarter as well as lower profitability at Morningstar related to commodity cost inflation and sales mix.
CORPORATE EXPENSE
     Corporate and other expenses totaled $41.2 million, compared to $39.5 million in the second quarter of 2007. The increase in the quarter reflects the balancing of tight cost controls with strategic investments behind building capabilities to support the Company’s strategic initiatives. Through June 30, Corporate and other expenses were $79.2 million, a 1% increase from the $78.4 million through the first half of 2007.
CASH FLOW
     Net cash provided by continuing operations for the six months ended June 30, 2008 totaled $315 million, compared to $170 million for the first half of 2007. The increase in net cash provided by continuing operations is due primarily to decreased working capital requirements, offset by higher year over year interest expense and lower operating results.

     Free cash flow provided by operations in the six months ended June 30, 2008 totaled $210 million, a $142 million increase over the $67 million in the first two quarters of 2007. A reconciliation between net cash provided by continuing operations and free cash flow provided by operations is provided below.
     Capital expenditures for the first six months of 2008 totaled $106 million, compared to $103 million for the first half of 2007.
     Through June 30, debt outstanding has decreased by $548 million since December 31, 2007. Total debt at June 30, 2008, net of $39 million in cash on hand, was approximately $4.7 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, declined to 5.48x as of the end of the second quarter.
FORWARD OUTLOOK
     “Overall, we are cautiously optimistic about the back half of the year,” continued Mr. Engles. “Despite the continued challenging commodity cost inflation we’ve faced, our business teams are executing well. Back half overlaps in the areas of shrink and excess cream sales should be favorable. Tempering our confidence for the balance of the year, however, is a heightened level of competitive pressure we are seeing in certain areas of our business, as well as continued volatility and inflationary pressure across the cost spectrum. Nonetheless, on balance, we are confident our DSD Dairy segment will continue to perform well in the third and fourth quarters.
     At WhiteWave-Morningstar, the majority of the businesses continue to perform well. However, the anticipated recovery in Horizon Organic profitability is taking longer than we had hoped due to higher raw organic milk and other commodity costs, and a highly competitive market. We remain focused on maintaining our leading branded position in the category as we balance market share considerations against profitability.
     In light of these factors, we are comfortable reiterating our guidance for 2008 adjusted diluted earnings of at least $1.20 per share. For the third quarter, we expect adjusted diluted EPS to be between $0.26 and $0.31 per share.”
RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2008
     Net sales for the six months ended June 30, 2008 totaled $6.2 billion, an increase of 13% from net sales for the same period of last year, due to the pass-through of higher dairy commodity costs and increased sales at WhiteWave-Morningstar. Net income from continuing operations for the first half of the year totaled $79.7 million, compared with $91.4 million in the first six months of 2007. Diluted earnings per share from continuing operations for the six months ended June 30, 2008 totaled $0.53, compared to $0.67 for the first six months of 2007.

     On an adjusted basis (as defined below), net income from continuing operations for the six months totaled $84.5 million, compared to $108.7 million in the same period of 2007. Adjusted diluted earnings per share from continuing operations for the first six months of 2008 totaled $0.56 compared to $0.80 in the first six months of 2007.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three month periods ended June 30, 2008 and 2007 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended June 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $5.2 million charge ($3.2 million net of income tax) related to previously announced facility closings.

For the quarter ended June 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges, and other nonrecurring charges:
•	a $2.5 million charge ($1.5 million net of income tax) related to the realignment of the DSD Dairy segment’s finance and accounting organization, as well as previously announced facility closings;

•	a $1.3 million charge ($0.8 million net of income tax) resulting from the sale of its tofu business;

•	a $13.5 million write-off ($8.3 million net of income tax) of financing costs resulting from the completion of the Company’s new senior credit facility; and

•	a $4.5 million charge ($2.8 million net of income tax) related to non-recurring special dividend costs.
     For the six months ended June 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	a $7.4 million charge ($4.5 million net of income tax) related to previously announced facility closings; and

•	$0.6 million charge ($0.3 million net of income tax) related to non-recurring special dividend costs.
     For the six months ended June 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	an $8.3 million charge ($5.1 million net of income tax) related to the realignment of the DSD Dairy segment’s finance and accounting organization as well as previously announced facility closings;

•	a $1.3 million charge ($0.8 million net of income tax) resulting from the sale of its tofu business;

•	a $13.5 million write-off ($8.4 million net of income tax) of financing costs resulting from the completion of the Company’s new senior credit facility; and

•	a $4.9 million charge ($3.0 million net of income tax) related to non-recurring special dividend costs.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. There will be a slide presentation along with the webcast.
ABOUT DEAN FOODS
     Dean Foods is one of the leading food and beverage companies in the United States. The Company’s DSD Dairy segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, LAND O’LAKES® creamers and other fluid dairy products. Our WhiteWave-Morningstar segment’s Rachel’s Organic® dairy products brand is the second largest organic yogurt brand in the United Kingdom. Additionally, our WhiteWave-Morningstar segment markets and sells private label cultured and extended shelf life dairy products through our Morningstar platform.

FORWARD-LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
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DEAN FOODS COMPANY
Condensed Consolidated Income Statements
(Unaudited)
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$3,102,559	$2,843,645	$6,179,519	$5,473,394
Cost of sales	2,363,239	2,155,595	4,751,625	4,098,070

Gross profit	739,320	688,050	1,427,894	1,375,324

Operating costs and expenses	576,947	530,613	1,127,202	1,057,959
Facility closings, reorganizations and other costs	5,195	3,800	7,410	9,575

Operating income	157,178	153,637	293,282	307,790

Interest expense	76,485	102,486	160,317	154,727
Other (income) expense	138	4,546	757	4,846

Income from continuing operations before income taxes	80,555	46,605	132,208	148,217

Income taxes	31,670	18,428	52,551	56,837

Income from continuing operations	48,885	28,177	79,657	91,380
Income (loss) from discontinued operations, net of tax	—	239	—	856

Net income	$48,885	$28,416	$79,657	$92,236

Basic earnings per share:
Income from continuing operations	$0.32	$0.22	$0.55	$0.70
Income (loss) from discontinued operations	—	—	—	0.01

Net income	$0.32	$0.22	$0.55	$0.71

Basic average common shares (000’s)	151,984	130,017	144,934	129,457

Diluted earnings per share:
Income from continuing operations	$0.31	$0.21	$0.53	$0.67
Income (loss) from discontinued operations	—	—	—	0.01

Net income	$0.31	$0.21	$0.53	$0.68

Diluted average common shares (000’s)	156,352	138,385	149,922	136,562

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands)

	June 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$38,848	$32,555
Other current assets	1,429,305	1,499,429

Total current assets	1,468,153	1,531,984
Property, plant & equipment	1,810,726	1,798,378
Intangibles & other assets	3,731,372	3,702,994

Total Assets	$7,010,251	$7,033,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$942,279	$907,270
Total long-term debt, including current portion	4,724,460	5,272,351
Other long-term liabilities	778,799	802,468
Total stockholders’ equity	564,713	51,267

Total Liabilities and Stockholders’ Equity	$7,010,251	$7,033,356

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Six months ended June 30,
	2008	2007
Operating Activities
Net cash provided by operating activities	$315,304	$170,483

Investing Activities
Additions to property, plant and equipment	(105,762)	(103,092)
Cash outflows for acquisitions and investments, net of cash received	(60,889)	(129,636)
Net proceeds from divestitures	—	12,551
Proceeds from sale of fixed assets	5,594	3,228

Net cash used in investing activities	(161,057)	(216,949)

Financing Activities
Proceeds from the issuance of debt	—	1,912,500
Repayment of debt	(16,791)	(69,516)
Net proceeds from (payments for) revolver and receivables-backed facility	(546,100)	147,200
Payments of financing costs	—	(31,281)
Issuance of common stock, net	413,892	26,501
Payment of special cash dividend	—	(1,942,738)
Tax savings on share-based compensation	1,045	10,086

Net cash provided (used) by financing activities	(147,954)	52,752

Increase in cash and cash equivalents	6,293	6,286
Beginning cash balance	32,555	31,140

Ending cash balance	$38,848	$37,426

DEAN FOODS COMPANY
Segment Information
(Unaudited)
(dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales:
DSD Dairy	$2,450,239	$2,252,786	$4,908,715	$4,352,852
WhiteWave-Morningstar	652,320	590,859	1,270,804	1,120,542

Total	$3,102,559	$2,843,645	$6,179,519	$5,473,394

Segment operating income (loss):
DSD Dairy	$154,254	$141,154	$285,162	$294,804
WhiteWave-Morningstar	49,299	55,824	94,691	101,002
Corporate / Other	(41,180)	(39,541)	(79,161)	(78,441)

Subtotal	162,373	157,437	300,692	317,365
Facility closings, reorganizations and other costs	(5,195)	(3,800)	(7,410)	(9,575)

Total operating income	$157,178	$153,637	$293,282	$307,790

DEAN FOODS COMPANY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Reconciliation of GAAP to adjusted operating income from continuing operations

GAAP operating income from continuing operations	$157,178	$153,637	$293,282	$307,790
Adjustment:
Facility closings, reorganizations and other costs	5,195	3,800	7,410	9,575

Adjusted operating income from continuing operations	$162,373	$157,437	$300,692	$317,365

Reconciliation of GAAP to adjusted net income from continuing operations

GAAP net income from continuing operations	$48,885	$28,177	$79,657	$91,380
Adjustments, net of tax:
Facility closings, reorganizations and other costs	3,149	2,312	4,469	5,904
Debt refinancing and special dividend costs	—	11,136	340	11,371

Adjusted net income from continuing operations	$52,034	$41,625	$84,466	$108,655

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share from continuing operations	$0.31	$0.21	$0.53	$0.67
GAAP diluted earnings per share from discontinued operations	—	—	—	0.01
Adjustments, net of tax	0.02	0.09	0.03	0.12

Adjusted diluted earnings per share	$0.33	$0.30	$0.56	$0.80

Computation of Free Cash Flow provided by operations

Net cash provided by continuing operations	$157,043	$32,475	$315,304	$170,483
Additions to property, plant and equipment	(61,003)	(51,311)	(105,762)	(103,092)

Free cash flow provided by operations	$96,040	$(18,836)	$209,542	$67,391